UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SURMODICS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INTRODUCTION
OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL SHAREHOLDERS
MANAGEMENT SHAREHOLDINGS
ELECTION OF DIRECTORS (Proposals #1 and #2)
DIRECTOR COMPENSATION DURING FISCAL 2010
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
ORGANIZATION AND COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
2010 OPTION EXERCISES AND STOCK VESTED
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal #3)
ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal #4)
ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION (Proposal #5)
SHAREHOLDER PROPOSALS
ANNUAL REPORT
EXHIBITS TO FORM 10-K
OTHER BUSINESS

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

SURMODICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of SurModics, Inc. will be held on February 7, 2011, at 4:00 p.m. (Minneapolis time), at the offices of Faegre & Benson LLP located at 90 South Seventh Street, Floor 21 in Minneapolis, Minnesota. Shareholders will be asked to:

1. Elect three (3) Class III directors;

2. Set the number of directors at ten (10);

3. Ratify the appointment of Deloitte & Touche LLP as SurModics’ independent registered public accounting firm for fiscal year 2011;

4. Cast a non-binding advisory vote on executive compensation;

5. Cast a non-binding advisory vote regarding the frequency of non-binding advisory votes on executive compensation; and

6. To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on December 9, 2010, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. We ask that you complete, sign, date and return the enclosed Proxy in the envelope provided or follow the instructions on the enclosed Proxy to vote your shares by telephone or the internet. The prompt return of the Proxy or voting by telephone or the internet will save the Company the expense of further requests.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Buhrmaster
Chairman of the Board

Eden Prairie, Minnesota
January   , 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to Be Held on February 7, 2011

The Proxy Statement for the 2011 Annual Meeting of Shareholders and the annual report to shareholders for the fiscal year ended September 30, 2010 are available at
http://materials.proxyvote.com/868873

SURMODICS, INC.
Annual Meeting of Shareholders
February 7, 2011

PROXY STATEMENT

INTRODUCTION

This proxy statement and the enclosed Proxy are furnished to shareholders of SurModics, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of SurModics, Inc. for use at the Annual Meeting of Shareholders to be held on February 7, 2011 (the “Annual Meeting”), at the location and for the purposes set forth in the notice of meeting, and at any adjournment or postponement of the meeting.

The mailing address of the principal executive office of the Company is 9924 West 74th Street, Eden Prairie, Minnesota 55344. The Company expects that this Proxy Statement, the related Proxy and notice of meeting will first be mailed to shareholders on or about January   , 2011.

Solicitation of Proxies

The Company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the Board, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding this material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax or email by our directors, officers and regular employees who will not be additionally compensated for any such services.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors. Custodians may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR the Board’s nominees by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

Revocation of a Proxy

Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, by mailing a later-dated proxy card, or by voting again via telephone or the internet. Personal attendance at the meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed December 9, 2010, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 9, 2010, 17,467,101 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights. If a shareholder votes, the shares will be counted as part of the quorum.

Vote Required

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors. Accordingly, the three nominees for director receiving the highest vote totals will be elected as directors of the Company.

The affirmative vote of the holders of the greater of (1) a majority of the shares of our common stock present in person or by proxy entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposals presented in this Proxy Statement, except for Proposal 5. With respect to Proposal 5, the option receiving the most votes among the choices of the frequency of the advisory non-binding vote on executive compensation will be deemed to have received the advisory approval of the shareholders. A shareholder who abstains with respect to any proposal other than the election of directors will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is not deemed to be present in person or by proxy and entitled to vote on the proposal for the purpose of determining whether a proposal has been approved.

Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, board size, and Proposals 4 and 5 related to executive compensation. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their brokers with voting instructions. On the other hand, Item 3, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.

For vote requirement purposes for Proposals 1, 2, 4 and 5, broker non-votes are considered to be shares present by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” on such items at the Annual Meeting. As such, a broker non-vote will not be counted as a vote “For” a director in Item 1.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 9, 2010. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

	Amount and Nature of
	Shares	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Class(1)

Ramius LLC(2)	2,088,760	12.0%
599 Lexington Avenue, 20th Floor
New York, NY 10022
Blackrock Inc.	1,244.905 (3)	7.1%
40 East 52nd Street
New York, NY 10022
Mairs & Power, Inc.	1,141,649 (4)	6.5%
332 Minnesota Street #W-1420
St. Paul, Minnesota 55101

(1)	In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 9, 2010, or within sixty days of such date.

(2)	Based on a Schedule 13D filed on November 17, 2010 by Ramius LLC (“Ramius”); Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”); Cowen Overseas Investment LP (“COIL”); Ramius Advisors, LLC (“Ramius Advisors”); Ramius Value and Opportunity Advisors LLC (“Value and Opportunity Advisors”); Cowen Group, Inc. (“Cowen”); RCG Holdings LLC (“RCG Holdings”); C4S & Co., L.L.C. (“C4S”); Peter A. Cohen; Morgan B. Stark; Jeffrey M. Solomon; Thomas W. Strauss; David Dantzker, M.D.; Jeffrey A. Meckler; and Jeffrey C. Smith.

According to the Schedule 13D, Value and Opportunity Master Fund has sole voting power and investment power with respect to 1,566,567 shares; COIL has the sole voting power and investment power with respect to 522,193 shares; Ramius Advisors, as the general partner of COIL, may be deemed the beneficial owner of 522,193 shares owned by COIL; Value and Opportunity Advisors, as the investment manager of Value and Opportunity Master Fund, may be deemed the beneficial owner of the 1,566,567 shares of Value and Opportunity Master Fund; Ramius, as the sole member of each of Value and Opportunity Advisors and Ramius Advisors, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Value and Opportunity Master Fund and (ii) 522,193 shares owned by COIL; Cowen, as the sole member of Ramius, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Value and Opportunity Master Fund and (ii) 522,193 shares owned by COIL; RCG Holdings, as a significant shareholder of Cowen, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Value and Opportunity Master Fund and (ii) 522,193 shares owned by COIL; C4S, as the managing member of RCG Holdings, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Value and Opportunity Master Fund and (ii) 522,193 shares owned by COIL; Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Value and Opportunity Master Fund and (ii) 522,193 shares owned by COIL; Dr. Dantzker owns 500 shares and Mr. Smith does not directly own any shares, but each, as a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Exchange Act, is deemed to beneficially own the shares owned in the aggregate by other members of the group, although each disclaims ownership of such shares.

The principal business address of each of Ramius Advisors, Value and Opportunity Advisors, Value and Opportunity Fund, Ramius, COIL, Cowen, RCG Holdings, C4S and Messrs. Cohen, Stark, Strauss, Solomon and Smith is 599 Lexington Avenue, 20th Floor, New York, New York 10022. The principal business address of Dr. Dantzker is c/o Wheatley Partners, L.P., 80 Cuttermill Road, Great Neck, NY 11021. The principal business address of Mr. Meckler is c/o the Andra Group, LLC, 740 Broadway, 9th Floor, New York, NY 10003.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010.

(4)	Based on a Schedule 13F filing for such beneficial owner for the quarter ended September 30, 2010.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of common stock beneficially owned as of December 9, 2010, by each executive officer of the Company named in the Summary Compensation Table, by each current director of the Company and by all directors and executive officers (including the named executive officers) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

				Aggregate
				Number of
				Common Shares
	Current		Acquirable	Beneficially	Percent of
Name of Beneficial Owner or Identity of Group	Holdings		within 60 days	Owned	Class(1)

Philip D. Ankeny	36,369	(2)	88,786	125,155	*
Charles W. Olson	13,771	(3)	78,786	92,557	*
John A. Meslow	31,227		30,500	61,727	*
Kenneth H. Keller, Ph.D.	28,900	(4)	29,500	58,400	*
Gerald B. Fischer	10,950	(5)	36,500	47,450	*
José H. Bedoya	—		36,500	36,500	*
John W. Benson	3,600		32,900	36,500	*
Arthur J. Tipton, Ph.D.	17,317		10,446	27,763	*
Susan E. Knight	500		14,250	19,250	*
Robert C. Buhrmaster	2,625		14,250	16,875	*
Mary K. Brainerd	—		7,083	7,083	*
Eugene C. Rusch	5,000		—	5,000	*
Scott R. Ward	—		—	—	*
Bruce J Barclay	—		—	—	*
Paul A. Lopez	—		—	—	*
Gary R. Maharaj(6)	—		—	—	*
Jeffrey C. Smith(7)	—		—	—	*
Dr. David Dantzker, M.D.(7)	500		—	500	*
All executive officers and directors as a group (18 persons)	170,866		446,379	617,245	3.5%

*	Less than 1%

(1)	See footnote (1) to preceding table.

(2)	Of these shares, 25,337 have been pledged as security.

(3)	Includes 800 shares held in an IRA and 380 shares held by Mr. Olson’s minor children, over which Mr. Olson has sole voting and investment power.

(4)	Includes 2,100 shares held by Dr. Keller as custodian for his daughter, over which Dr. Keller has sole voting and investment power, and includes 2,100 shares held by Dr. Keller’s wife as custodian for their son, over which Dr. Keller has shared voting and investment power.

(5)	Includes 8,950 shares held in an IRA and 2,000 shares held jointly with Mr. Fischer’s wife, over which Mr. Fischer has shared voting and investment power.

(6)	Mr. Maharaj was appointed President and Chief Executive Officer of the Company, effective December 27, 2010.

(7)	See Note 2 to the table under the caption “Principal Shareholders” above. Mr. Smith and Dr. Dantzker are each members of the same “group” as Ramius, and for the purposes of Section 13(d)(3) of the Exchange Act may be deemed beneficial owners of all 2,088,760 shares beneficially owned by the Ramius Group, although each disclaims ownership of such shares.

ELECTION OF DIRECTORS
(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. Section 3.2 of the Company’s bylaws also provide that between annual meetings, the Board of Directors may take action to increase the size of the Board. Accordingly, the Board increased its size to ten in order to add Gary R. Maharaj, the new President and Chief Executive Officer of the Company, to the Board of Directors. The addition of Mr. Maharaj to the Board of Directors was effective December 27, 2010. The Company’s bylaws require that in the event an increase or decrease makes it impossible to maintain an equal number of directors in each class, increases shall be allocated to the class or classes with the longest remaining term. Accordingly, Mr. Maharaj was appointed as a Class II director. As a Class II director, Mr. Maharaj is not up for election at the Annual Meeting and his initial term will run until the Company’s annual meeting of shareholders in 2013 without further action by shareholders. In connection with the Settlement Agreement discussed below, the Board on January 5, 2011 further increased the size of the Board of Directors to twelve members with the appointment of Jeffrey C. Smith and Dr. David Dantzker.

The Board is recommending to the shareholders that the size of the Board of Directors be set at ten members. With Dr. Keller not being renominated and Mr. Meslow resigning at the conclusion of the Annual Meeting, this will be the number of directors serving as of the conclusion of the Annual Meeting. In addition, the Board considers ten to be an appropriate number of directors at this time to provide diversity of opinion and backgrounds on the Board while still facilitating appropriate communication. The Company has agreed with the Ramius Group in the Settlement Agreement to recommend that the number of directors be set at ten and that the number shall not exceed ten though the time of the Company’s 2012 annual meeting.

The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who are members of Class III will be elected at the Annual Meeting. Each Class III director will be elected to a three-year term and, therefore, will hold office until the Company’s 2014 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her resignation or removal from office. The terms of Class I and II directors continue until the 2012 and 2013 annual meetings, respectively.

The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected, Robert C. Buhrmaster, Jeffrey C. Smith and Susan E. Knight as the Board’s nominees for election as Class III directors. Brief biographical profiles of Mr. Buhrmaster, Mr. Smith, and Ms. Knight are provided below. The enclosed Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that any of the nominees other than Mr. Smith will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. If Mr. Smith is unable to serve, a replacement nominee will be selected as provided for in the Settlement Agreement, as discussed below. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Director Nomination and Election Arrangements

On November 10, 2010, a shareholder of ours, Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively with affiliates and other related parties, the “Ramius Group”), submitted a letter to us stating that it intended to nominate three nominees to our board at the Annual Meeting. Following receipt of this letter, our Board and management engaged in discussions with the Ramius Group regarding, among other things, their letter and the composition of our Board. Following detailed discussions with the Ramius Group, we determined that it was in the Company’s and its shareholders’ best interests to avoid an election contest and the expense and disruption that may result from such a contest. As a result, we entered into an agreement (which we refer to as the Settlement Agreement), dated as of January 5, 2011, with the Ramius Group.

Pursuant to the Settlement Agreement, we have agreed to the following arrangements with respect to the composition of our board and certain of its committees:

•	Of the three nominees proposed by the Ramius Group, our Board, on January 5, 2011, appointed Mr. Smith as a Class III director and Dr. Dantzker as a Class I director.

•	Our Board has nominated Mr. Smith for election as a Class III director, to hold office until the 2014 annual meeting and until his successor has been duly elected and qualified and has recommended that shareholders vote FOR Mr. Smith.

•	Our Board has agreed to nominate Dr. Dantzker for election as a Class I director at the 2012 annual meeting.

•	The Ramius Group has agreed to vote all shares of our common stock that it holds in favor of the election of all of our nominees at the 2011 annual meeting and not to nominate any other person for election at the 2011 annual meeting. The Ramius Group has also agreed to vote all shares of our common stock that it holds in favor of setting our board size at 10 members.

•	The Board appointed Mr. Smith to the Organization and Compensation Committee of the Board and as chair of the special committee of the Board created to oversee the ongoing exploration of strategic alternatives for the Company’s Pharmaceuticals business. The Board appointed Dr. Dantzker to the Audit Committee, Corporate Governance and Nominating Committee and the special committee for the Pharmaceuticals business.

•	If any new committee of the Board is formed after January 5, 2011 and while Mr. Smith is a director of the Company, Mr. Smith will be appointed the chair of such committee.

•	If Mr. Smith is unable or refuses to serve as a director, resigns as a director or is removed as a director prior to the 2014 annual meeting, the Ramius Group will be entitled to recommend a replacement director to our Corporate Governance and Nominating Committee, provided that such candidate would need to be an “independent director” under the rules of The NASDAQ Stock Market, and subject to the approval of the Corporate Governance and Nominating Committee in good faith after exercising its fiduciary duties.

•	If Dr. Dantzker is unable or refuses to serve as a director, resigns as a director or is removed as a director prior to the 2014 annual meeting, a replacement director will be recommended by the Corporate Governance and Nominating Committee, following the identification of a candidate by the Ramius Group and mutually acceptable to the Company and the Ramius Group; such replacement person would need to qualify as an “independent director” under the rules of The NASDAQ Stock Market.

•	We have agreed that through the time of our 2012 annual meeting, the size of Board shall not exceed ten members.

•	We have agreed that four directors will be up for election at the 2012 annual meeting.

•	Notwithstanding the above, the Ramius Group and Mr. Smith have agreed that Mr. Smith will resign from the Board if at any time prior to the conclusion of the 2014 annual meeting the Ramius Group’s aggregate beneficial ownership of Company common stock decreases to less than three percent (3%) of the Company’s then-outstanding common stock.

•	We have agreed to reimburse the Ramius Group for its reasonable out-of-pocket expenses in connection with the Settlement Agreement and the 2011 annual meeting, up to a maximum of $25,000.

The foregoing is not a complete description of the terms of the Settlement Agreement. For a copy of the Settlement Agreement, and a further description of its terms, please see Exhibit 10.1 of our Current Report on Form 8-K that we filed with the Securities and Exchange Commission on January 5, 2011.

The following information is provided with respect to each of the Board’s director nominees as well as each director whose term continues after the Annual Meeting:

Name	Age	Position with Company

Robert C. Buhrmaster	63	Chairman
José H. Bedoya(2)(3)	54	Director
John W. Benson(1)(3)	66	Director
Mary K. Brainerd(1)(2)	56	Director
Dr. David Dantzker(2)(3)(5)	67	Director
Gerald B. Fischer(2)(3)	67	Director
Susan E. Knight(2)(3)	56	Director
Jeffrey C. Smith(1)(5)	38	Director
Scott R. Ward(1)(3)	51	Director
Gary R. Maharaj(4)	47	Director, President and Chief Executive Officer

(1)	Member of the Organization and Compensation Committee, of which Mr. Benson is the Chair.

(2)	Member of the Audit Committee, of which Mr. Fischer is the Chair.

(3)	Member of the Corporate Governance and Nominating Committee, of which Mr. Bedoya is the Chair.

(4)	Mr. Maharaj was appointed to the Board by the Board effective on December 27, 2010, the date on which his employment as President and Chief Executive Officer of the Company commenced.

(5)	Appointed to the board on January 5, 2011 pursuant to the Settlement Agreement.

Robert C. Buhrmaster (Class III) has been a director of the Company since 2008. Mr. Buhrmaster has been a private investor since 2004. Prior to that, he served as the President and Chief Executive Officer of Jostens, Inc., from 1994 to 2004 and as Chairman from 1998 to 2004. Prior to joining Jostens, Mr. Buhrmaster spent 18 years at Corning, Inc., serving in various roles, including senior vice president and general manager of several businesses, corporate controller and director of strategic planning. Mr. Buhrmaster is also a director of The Toro Company and Caraustar Industries, Inc., a privately held company.

Mr. Buhrmaster brings to the board business leadership, corporate strategy and operating expertise. He also serves on the board of another public company. As our chairman, Mr. Buhrmaster draws on his management and boardroom experiences to foster active discussion and collaboration among the independent directors on the board, and to serve as an effective liaison with management.

José H. Bedoya (Class I) has been a director of the Company since 2002. Mr. Bedoya is President and Chief Executive Officer of Otologics, LLC, a Colorado-based technology company he founded in 1996 to develop implantable devices to assist the severely hearing-impaired. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Mr. Bedoya brings to the board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive. Mr. Bedoya serves as the chairman of our Corporate Governance and Nominating Committee.

John W. Benson (Class II) has been a director of the Company since 2003. Mr. Benson retired from 3M Company in February 2003 where he served in various capacities for 35 years. Prior to his retirement, he served as Executive Vice President, Health Care Markets. Mr. Benson currently serves on the Board of Regents at St. Olaf College.

As a former senior executive at 3M, Mr. Benson brings to the board extensive strategic planning and management skills from a large, diversified technology and consumer products company. His extensive knowledge of corporate leadership, governance and the healthcare industry gained at 3M make Mr. Benson a valued director. Mr. Benson serves as the chairman of our Organization and Compensation Committee.

David Dantzker, M.D. (Class I) has been a Partner at Wheatley Partners L.P., a venture capital fund, since January 2001. He manages Wheatley’s Life Science and Healthcare investments. From 1997 to 2000, Dr. Dantzker was President of North Shore-LIJ Health System, a large academic health care system. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is a former Chair of the American Board of Internal Medicine, the largest physician-certifying board in the United States. Dr. Dantzker served on the board of directors of Datascope Corp. from January 2008 until its sale in January 2009. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. Dr. Dantzker sits on the boards of directors of several Wheatley MedTech portfolio companies including Oligomerix, Comprehensive Neurosciences, NovaRay Medical, Inc., Visionsense, Ltd., a private high-end medical technology company, and Advanced Biohealing Inc., a private specialty biotechnology company. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

His extensive management experience in a variety of roles, and board and board committee leadership experience, as well as his extensive knowledge of the medical industry, enable Dr. Dantzker to provide the Company with valuable financial and executive insights.

Mary K. Brainerd (Class II) has been a director of the Company since 2009. Ms. Brainerd is President and Chief Executive Officer of HealthPartners, Inc., a family of non-profit Minnesota health care organizations headquartered in Minneapolis, Minnesota. She has been with HealthPartners since 1992 and has served as President and Chief Executive Officer since 2002. Prior to joining HealthPartners, Ms. Brainerd held senior level positions with Blue Cross and Blue Shield of Minnesota. Ms. Brainerd also serves on the boards of Minnesota Life/Securian, The St. Paul Foundation, Capital City Partnership, Minnesota Council of Health Plans, Alliance of Community Health Plans, and the Federal Reserve Bank of Minneapolis.

As the President and Chief Executive officer of HealthPartners, Inc., Ms. Brainerd brings significant business, operational and executive management expertise to the board. Her extensive experience within the healthcare industry permits her to contribute valuable strategic management and organizational development insight to the Company.

Gerald B. Fischer (Class II) has been a director of the Company since 2002. Mr. Fischer is Vice President, Senior Philanthropy Advisor of the University of Minnesota Foundation, a foundation dedicated to advancing the University of Minnesota’s mission, and served as its President and Chief Executive Officer from 1990 through August 2008. From 1985 to 1989, Mr. Fischer was with First Bank System, now U.S. Bancorp, serving as Executive Vice President, Chief Financial Officer and Treasurer. Previous to that he spent 18 years in various finance positions at Ford Motor Company and its affiliates.

Mr. Fischer brings many years of leadership, strategic planning and governance experience to the board. His financial expertise, experience in the oversight of risk management and perspectives on financial markets provides valuable insight to the Company. Mr. Fischer serves as the chairman of our Audit Committee and qualifies as an “audit committee financial expert” as defined by SEC rules.

Susan E. Knight (Class III) has been a director of the Company since 2008. Since 2001, Ms. Knight has served as Vice President and Chief Financial Officer of MTS Systems Corporation, a leading global supplier of test systems and industrial position sensors. Prior to her position with MTS Systems, from 1977 to 2001, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Ms. Knight also serves on the board of the Greater Metropolitan Housing Corporation. Ms. Knight also served on the board of Plato Learning, Inc., from 2006 to 2010, where she served on the Audit Committee, including as Chair from 2009 to 2010, and on the Governance and Nominating and a Special Committee from 2009 to 2010.

As the Chief Financial Officer of MTS Systems Corporation, Ms. Knight brings significant audit, financial reporting, corporate finance and risk management experience to the board. She has extensive understanding of the board’s role and responsibilities based on her prior service on the board of another public company. Ms. Knight qualifies as an “audit committee financial expert” as defined by SEC rules.

Gary R. Maharaj (Class II) joined the Board as of the commencement of his employment on December 27, 2010. Prior to joining SurModics, Mr. Maharaj served as President and Chief Executive Officer of Arizant Inc., a

provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of Research and Development. During his 23 years in the medical device industry, Mr. Maharaj has also served as vice president of Philip Adam and Associates, a product development management consulting firm, and in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. Mr. Maharaj holds an M.B.A. from the University of Minnesota’s Carlson School of Management, an M.S. in biomedical engineering from the University of Texas at Arlington and the University of Texas Southwestern Medical Center at Dallas, and a B.Sc. in Physics from the University of the West Indies. Mr. Maharaj holds over 20 patents, all in the medical device field.

Mr. Maharaj brings to the board strong experience in the medical technology industry, as well as leadership, strategic planning, and company operations experience gained as a chief executive officer of a medical technology company.

Jeffrey C. Smith (Class III) is a Partner Managing Director of Ramius LLC, a global alternative investment management business and subsidiary of Cowen Group, Inc. and Chief Investment Officer of the Ramius Value and Opportunity Master Fund. Mr. Smith is a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development for The Fresh Juice Company, Inc. He was the Chairman of the Board of Phoenix Technologies Ltd., a provider of core systems software products, services and embedded technologies, from November 2009 until its sale in November 2010. He also served as a director of Actel Corporation, a provider of power management solutions, from March 2009 until its sale in October 2010. Mr. Smith is a former member of the board of directors of S1 Corporation, Kensey Nash Corporation, The Fresh Juice Company, Inc., and Jotter Technologies, Inc., an internet infomediary company.

As the Chief Investment Officer of the Ramius Fund, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. Mr. Smith’s extensive experience in a variety of industries together with his management experience in a variety of roles enable Mr. Smith to provide the Board with valuable financial and executive insights.

Scott R. Ward (Class I) has been a director of the Company since 2010. Mr. Ward worked at Medtronic, Inc. in a variety of positions from 1981 until 2010, most recently serving as Senior Vice President of Medtronic and President of the company’s CardioVascular business. Mr. Ward has over 30 years of experience in medical technology, including 15 years as an operating business leader. Mr. Ward is Chairman of the Board of Gillette Children’s Specialty Healthcare and also serves on the Board of Directors for MAP Pharmaceuticals, Inc.

As a former senior executive at Medtronic, Inc., Mr. Ward brings to the board leadership, strategic planning, mergers and acquisitions and operating experience from a large, diversified medical technology company. He also serves on the board of directors of another public company.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the Board’s nominees and to set the Board at ten directors. If the proposal to set the size of the Board at ten directors is defeated, we believe that the size of the Board will remain at twelve. However, the number of directors serving on the Board immediately following the Annual Meeting will be ten, therefore there will be two vacancies on the Board. At this time, and in part because of the agreement with the Ramius Group that the number of directors should not exceed ten through the 2012 annual meeting, the Board does not expect to fill such vacancies.

DIRECTOR COMPENSATION DURING FISCAL 2010

The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2010. Compensation for Bruce J Barclay, our former President and Chief Executive Officer and a former director, is set forth below under the heading “Executive Compensation and Other Information.”

	Fees
	Earned or	Option
	Paid in	Awards
Name	Cash(1)	(2)(3)	Total

Robert C. Buhrmaster	$100,000	$84,000	$184,000
José H. Bedoya	$25,500	$84,000	$109,500
John W. Benson	$26,000	$84,000	$110,000
Mary K. Brainerd	$21,000	$69,997	$90,997
Gerald B. Fischer	$27,000	$84,000	$111,000
Kenneth H. Keller, Ph.D.	$23,500	$84,000	$107,500
Susan E. Knight	$24,000	$84,000	$108,000
John A. Meslow	$22,500	$84,000	$106,500
Scott R. Ward	$1,833	$60,000	$61,833

(1)	Represents the amount of annual retainer and fees earned by or paid to directors in fiscal 2010 for Board and committee service. A description of the standard compensation arrangement provided to our non-employee directors is provided below.

(2)	Reflects the aggregate grant date fair value dollar amount of awards granted in fiscal 2010 computed in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC 718), but excludes any impact of assumed forfeiture rates.

(3)	As of September 30, 2010, the aggregate number of stock options held by each of our non-employee directors was 320,883, and was held as follows: Mr. Bedoya, 50,000; Mr. Benson, 46,400; Ms. Brainerd, 18,333; Mr. Buhrmaster, 27,500; Mr. Fischer, 50,000; Dr. Keller, 43,000; Ms. Knight, 27,500; Mr. Meslow, 44,000; and Mr. Ward, 14,150.

Summary of Director Compensation

The Company’s Board Compensation Policy provides compensation to our directors for their service on the Board in the form of annual retainers, fees for meeting attendance, and stock options. In addition, all directors are reimbursed for their reasonable travel-related expenses incurred in attending meetings of the Board of Directors and its committee. During fiscal 2010, each non-employee director (other than the Chairman) received $10,000 as an annual retainer and $1,000 for each Board meeting attended. The chair of each Board committee received an additional retainer of $2,000, and each committee member received $500 for each committee meeting attended. The Chairman received an annual retainer of $100,000, but was not paid additional fees to attend Board or committee meetings. In addition to the annual retainers and meeting fees, each non-employee director was granted a stock option to purchase 10,000 shares of the Company’s common stock at the first regularly scheduled board meeting during the fiscal year (with the exception of Mr. Ward, who had not yet joined the Board, and Ms. Brainerd, who received an option pro-rated to her period of service).

During fiscal 2010, the Organization and Compensation Committee, in consultation with its independent compensation consultant, reviewed the Company’s director compensation practices relative to those at comparable companies. Following that review and based upon the recommendation of the Organization and Compensation Committee, the Board amended the Company’s Board Compensation Policy effective for service beginning October 1, 2010. Under the amended policy, each non-employee director (other than the Chairman) will receive $20,000 as an annual retainer and $2,000 for each Board meeting attended. The chair of the Audit Committee will receive an additional retainer of $10,000; the chair of the Organization and Compensation Committee will receive an additional retainer of $7,000; and the chair of the Corporate Governance and Nominating Committee will receive an additional retainer of $5,000. Each committee member will receive $1,000 for each committee meeting attended. The Chairman will continue to receive an annual retainer of $100,000, and will not be paid additional fees to attend Board or committee meetings.

With respect to stock options, under the amended policy, each non-employee director joining the Board after February 2, 2010, will be granted a stock option to purchase shares of the Company’s common stock with a value of $60,000 (as estimated using a Black-Scholes option pricing model as of the date of the grant) upon his or her first election to the Board of Directors. Additionally, at the Board’s first regularly scheduled meeting during each fiscal year, each non-employee director will be granted a stock option with a value of $60,000. The value of the first annual option grant following a director’s election or appointment to the Board will be pro-rated based on such director’s length of service on the Board during the preceding 12-month period. All stock options granted to non-employee directors will have a term of 7 years and will become exercisable in increments of twenty-five percent (25%) per year beginning on the first anniversary of the date of grant. Pursuant to the amended policy, Mr. Ward was granted a stock option to purchase shares of the Company’s stock with a value of $60,000 upon his appointment to the Board on September 20, 2010.

The Board of Directors established equity ownership guidelines for all non-employee directors in 2007. Under these guidelines, all non-employee directors are encouraged to own shares of common stock equal in value to at least five times each director’s annual cash retainer. For purposes of these guidelines, “stock ownership” is defined to include shares of common stock directly owned by the non-employee director, but excludes unexercised stock options. Each director is expected to satisfy his or her obligation related to equity ownership within five years of the later of approval of the guidelines or joining the Board.

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the SurModics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Corporate Governance Guidelines.

The Board has adopted a set of Corporate Governance Guidelines (the “Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our web site at www.surmodics.com under the caption Investors/Corporate Governance.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, considers risks generally when reviewing the Company’s strategic plan, financial results, business development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•	The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee periodically discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s independent registered public accounting firm.

•	The Organization and Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s compensation policies and practices.

Each year, the Organization and Compensation Committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, and the interaction of compensation plans with the Company’s financial performance and strategy. Based on this review, the Organization and Compensation Committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Since 2005, the roles of Chairman of the Board and CEO have been held by separate persons. Currently, Robert C. Buhrmaster, one of our independent directors, serves as the Board’s Chairman, a position he has held since February 2009. Since December 27, 2010, Gary R. Maharaj has served as the Company’s Chief Executive Officer. Generally, the Chairman is responsible for advising the CEO, assisting in long-term strategic planning, and presiding over meetings of the Board, and the CEO is responsible for leading the organization’s day-to-day performance.

While we do not have a written policy with respect to separation of the roles of Chairman of the Board and Chief Executive Officer, the Board believes that the existing leadership structure, with the separation of these roles, provides several important advantages, including: enhancing the accountability of the CEO to the Board; strengthening the Board’s independence from management; assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust director, Board, and CEO evaluation processes. Further, the Board believes that this leadership structure is appropriate given the specific characteristics and circumstances of the Company because it strengthens the Board’s role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our stockholders.

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of Securities and Exchange Commission Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons which are subject to the policy. Our policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following persons to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•	if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether to ratify the transaction, or whether rescission of the transaction is appropriate and feasible.

Equity Ownership Guidelines for Executive Officers

In 2007, our Board of Directors approved equity ownership guidelines for all our executive officers. Under these guidelines, (a) our Chief Executive Officer is encouraged to own Company common stock equal in value to at least five times his annual base salary, (b) executive officers at the Senior Vice President level are encouraged to own Company common stock equal in value to at least three times their annual base salary, and (c) executive officers at the Vice President level or below are encouraged to own Company common stock equal in value to at least two times their annual base salary. For purposes of these guidelines, “stock ownership” is defined to include shares of common stock directly owned by the officer, but excludes (i) unexercised stock options, (ii) stock with restrictions that have not lapsed, and (iii) performance shares that have not vested. Each officer is expected to satisfy his or her obligation related to equity ownership within five years of the later of approval of the guidelines or his or her appointment to the relevant position.

Majority of Independent Directors; Committees of Independent Directors

Our Board of Directors has determined that Mss. Brainerd and Knight, Messrs. Bedoya, Benson, Buhrmaster, Fischer, Smith , Ward, and Dr. Dantzker, constituting a majority of the Board of Directors, are independent directors in accordance with rules of The NASDAQ Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, we have determined that Mr. Maharaj is not independent under the applicable rules of The Nasdaq Stock Market since he serves as an executive officer of the Company.

Transactions Considered in Independence Determinations.  In reaching its conclusion regarding director independence the Board also considered the potential impact that certain transactions could have on the independent judgment of our directors. In this regard, the Board reviewed and discussed additional information provided by the directors and the Company with regard to transactions involving our directors, or entities with which they have a relationship. Based on the foregoing, as required by NASDAQ rules, the Board made a subjective determination that, because of the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. The Board’s independence determinations included reviewing the following transactions and relationships:

In January 2008, prior to Ms. Brainerd’s election to the Board, the Company entered into a transaction with HealthPartners, Inc., a nonprofit corporation of which Ms. Brainerd serves as the President and Chief Executive Officer. In particular, the Company entered into a Master Group Contract for HealthPartners to provide HMO benefits to employees of the Company and their dependents, which automatically renewed pursuant to its terms in January 2009. Payments made by the Company to HealthPartners constituted less than 1% of that institution’s 2009 annual revenue. The contract with HealthPartners was reviewed by the Audit Committee pursuant to the Company’s related person transaction policy, and renewed for calendar 2010 and 2011.

Prior to joining the Board, Mr. Ward served as an executive officer of Medtronic, Inc. (“Medtronic”). Over the years, including since Mr. Ward has joined the Board, the Company has entered into, and may continue to enter into, various agreements (including amendments to existing agreements) with Medtronic or its affiliates. The Audit Committee will review any such arrangement under the Company’s related person transaction policy.

Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The NASDAQ Stock Market.

Committee and Board Meetings

The Company’s Board of Directors has four standing committees: the Audit Committee, the Organization and Compensation Committee, the Corporate Governance and Nominating Committee and the Business Development Committee. Following Mr. Barclay’s resignation in June 2010, the Board created a CEO Search Committee with responsibility for overseeing the search for a permanent Chief Executive Officer. During fiscal 2010, the Board of Directors held nine meetings and the standing committees had the number of meetings noted below. Each incumbent director attended (in person or by telephone) 75% or more of the total number of meetings of the Board and of the committee(s) of which he or she was a member in fiscal year 2010. Each of the standing committees of the Board of Directors is governed by a charter, except the Business Development Committee. The Audit Committee Charter, the Organization and Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance.

Audit Committee

The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, oversight of the Company’s related person transaction policy, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held five meetings during fiscal 2010.

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee also has a pre-approval policy which requires that unless a particular service to be performed by the Company’s independent auditors has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Organization and Compensation Committee

The Organization and Compensation Committee is responsible for matters relating to executive compensation programs, key employee compensation programs, director compensation programs, corporate culture programs, organizational planning and personnel changes at the executive level. The Organization and Compensation Committee held four meetings during fiscal 2010.

Under the terms of its charter, the Organization and Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Committee. Since 2008, the Committee has retained Mr. David A. Ness as its independent compensation consultant to advise the Company on all matters related to executive and director compensation. Mr. Ness has over 35 years of experience designing and administering executive and director compensation programs and until December 31, 2009, served as Corporate Vice President of Global Rewards and HR Operations for Medtronic, Inc. Despite Mr. Ness’ employment at Medtronic, the Committee determined that he could function independently and it further implemented appropriate safeguards to protect sensitive Company information. Mr. Ness took his direction solely from the Committee, and all of the services he provided related to the Company’s executive and director compensation programs.

Corporate Governance and Nominating Committee; Procedures and Policy

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process. The Corporate Governance and Nominating Committee held five meetings during fiscal 2010.

The Corporate Governance and Nominating Committee will consider candidates recommended from a variety of sources, including nominees recommended by the Board, management, shareholders, and others. Moreover, while we do not have a formal diversity policy, to ensure that the Board benefits from diverse perspectives, the Committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Four of the Board’s directors are diverse — two women, and two individuals with diverse ethnic backgrounds. Moreover, our directors have diverse business and professional backgrounds, including experience in academic administration, public company, and private company settings. In general, the Corporate Governance and Nominating Committee considers the following factors and qualifications:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age, legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder wishing to recommend a candidate for our Board of Directors should send their recommendation in writing to the address specified under “Procedures for Shareholder Communications to Directors” below.

A shareholder who wishes to nominate one or more directors must provide a written nomination to the Corporate Secretary at the address set forth below. Notice of a nomination must include:

with respect to the shareholder:

•	name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

•	name, age, business address and residence address;

•	current principal occupation;

•	five-year employment history with employer names and a description of the employer’s business;

•	the number of shares beneficially owned by the nominee;

•	whether such nominee can read and understand basic financial statements; and

•	membership on other boards of directors, if any.

The nomination must be accompanied by a written consent of the nominee to stand for election and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such nomination must be submitted to the Corporate Secretary no later than 90 days prior to the first anniversary of mailing of this proxy statement.

The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

It is also a policy of the Board that each director be required to retire from the Board effective at the conclusion of the annual meeting following his or her seventy-second birthday, unless special circumstances exist as determined by the Board.

It is also the policy of the Board that every director should notify the Chairman of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary
Attention: Board of Directors
SurModics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344-3523

Director Attendance Policy

Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected to attend annual meetings of shareholders. All of the Company’s directors attended the last annual meeting of shareholders, which was held on February 8, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Organization and Compensation Committee, or the Committee, reviews and approves our executive compensation programs. The following discussion and analysis describes the material elements of compensation paid to our executive officers during fiscal 2010, including our named executive officers. Our named executive officers are determined in accordance with Securities and Exchange Commission rules. For fiscal year 2010, our named executive officers included Philip D. Ankeny, Charles W. Olson, Eugene C. Rusch, Arthur J. Tipton, Ph.D., our former Chief Executive Officer, Bruce J Barclay, and former Vice President and President of our Ophthalmology Division, Paul A. Lopez.

Compensation Philosophy and Objectives

Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. Consistent with this philosophy, our executive compensation programs are designed to:

•	attract, retain and motivate experienced and well-qualified executive officers who will enhance the Company’s operating and financial performance;

•	provide an overall compensation opportunity that rewards individual performance and corporate performance in achieving Company objectives that, if achieved, have the potential to enhance shareholder value; and

•	encourage executive stock ownership and link a meaningful portion of compensation to the value of SurModics common stock.

Establishing Executive Compensation

The Committee evaluates our executive compensation programs annually and considers a number of factors when determining the compensation for the Company’s executive officers. In particular, the Committee considers individual performance, the executive’s experience and qualifications, the scope of the executive’s responsibilities and ability to influence our performance, and the executive’s current and historical compensation levels. The Committee also reviews the recommendations of our Chief Executive Officer concerning each officer’s individual performance. Additionally, to assist it in its review of executive compensation, the Committee has retained an independent compensation consultant and makes use of comparative market data.

Independent Compensation Consultant.  The Committee has retained Mr. David A. Ness since 2008 as its independent compensation consultant to assist with executive and director compensation matters. Mr. Ness has over 35 years of experience designing and administering executive and director compensation programs, most recently as Corporate Vice President of Global Rewards and HR Operations for Medtronic, Inc. Mr. Ness reports directly to the Committee, and as necessary communicates directly with the Committee without management present. Mr. Ness attended all regularly-scheduled meetings of the Committee in fiscal 2010, and participated in executive sessions as requested. Mr. Ness’ services for the Company are limited to providing advice or recommendations on executive and director compensation matters.

During 2010, the scope of services provided by Mr. Ness included assistance regarding the design of our short- and long-term incentive programs for our executive officers, review of management prepared total compensation analyses (i.e. tally sheets), review and analysis of executive compensation market data, assessment of outside director compensation, consultation regarding proxy statement preparation and other executive compensation services as requested by the Committee.

Comparative Market Data.  The Committee considers comparative market survey data as a method of assessing the competitiveness of the Company’s executive compensation programs. For fiscal 2010, the Committee considered market survey data from four nationally recognized published surveys in the life sciences, medical technology and general industry segments to help benchmark base salary, and short- and long-term incentive compensation. These surveys included the Radford Executive Compensation Survey; Top Five Data Services Executive Pay in the Medical Device Industry; Culpepper Executive Compensation; and ORC SIRS Executive Compensation Survey. In utilizing these surveys, the Committee focused on the market information of those companies included that were generally comparable to the Company; generally those companies in the medical device or pharmaceuticals markets with up to $100 million in revenue and 250 or fewer employees. The survey data was reviewed, supplemented, and modified, as appropriate, by Mr. Ness, and used to determine a composite market data point (i.e., the 50th percentile) for each component (i.e. base salary, cash incentive compensation, equity compensation and total compensation) of each executive officer position.

Role of Executive Officers.  Our executive officers have no role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations for compensation for his direct reports (including base salary, target incentive levels, and actual incentive payouts), and provides input on their performance. He also provides input regarding financial and operating goals and metrics. Our Chief Financial Officer certifies to the Committee that financial performance goals have, or have not, been met relative to our annual incentive plan and performance-based equity grants. The Committee considers, discusses, modifies as appropriate, and takes action on the management recommendations that are presented for review.

Elements of Executive Compensation

The principal elements of our executive compensation programs for fiscal 2010 consisted of cash elements and equity elements, and are generally shown in the diagram below. We also provide indirect compensation in the form of health and welfare benefits.

Cash Elements of Compensation

Cash elements of compensation include base salary and cash incentive compensation. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that year or shortly thereafter.

Base Salary — Base salaries for our named executive officers are reviewed annually by the Committee prior to the start of each new fiscal year. The Committee considers adjustments to better align an executive’s base salary with comparative market base salaries, to provide merit-based increases based upon individual or company performance, or to account for changes in roles and responsibilities.

In March 2009, management recommended to the Committee that the salaries of our executive officers be reduced (by 10% for our Chief Executive Officer, and by 5% for all other executive officers) to help emphasize the Company’s commitment to reducing expenses given the challenging economic environment and the Company’s performance. For fiscal 2010, the Committee restored the base salaries of our executive officers to the levels that had been approved for fiscal 2009, however no additional increases were approved. Mr. Rusch’s salary was determined at the time of his hiring in March 2010.

Following the resignation of Mr. Barclay in June 2010, Mr. Ankeny was appointed as the Company’s Chief Executive Officer on an interim basis in addition to his responsibilities as the Company’s Senior Vice President and Chief Financial Officer. In recognition of these additional responsibilities, the Committee approved an increase to Mr. Ankeny’s base salary of $10,000 per month.

Cash Incentive Compensation — Cash incentive compensation is cash compensation that may be earned in a fiscal year based on the achievement of pre-established performance objectives for that year. For fiscal 2010, cash incentive compensation for all of our employees, including our named executive officers, was provided through a cash-based annual incentive plan. Performance under the annual incentive plan was determined based upon the achievement of corporate performance objectives, and business unit or department performance objectives. The corporate objectives under the annual incentive plan were set at levels of non-GAAP revenue (ranging from a minimum threshold of $80.2 million to a maximum of $91.3 million) and non-GAAP earnings per share (ranging from a minimum threshold of $0.65 per share to a maximum of $0.84 per share). The Committee determined that non-GAAP metrics were appropriate because of the Company’s accounting for revenue associated with certain of its agreements as well as the potential occurrence of event-specific items.

The business objectives under the annual incentive plan for fiscal 2010 generally related to both financial performance (i.e., either corporate or business unit revenue and earnings goals) and non-financial performance (i.e., customer agreements, project/technology development, or quality-related goals). The Committee considers these objectives to be difficult to achieve, but attainable. Furthermore, the Committee believes the combination of these corporate and business objectives, if achieved, would have the potential to significantly enhance shareholder value. In connection with the Company’s reorganization announced in March 2010, the responsibilities of Messrs. Ankeny, Olson and Tipton changed, which also resulted in the addition or removal of business objectives for these officers. For these executives, payout under the annual incentive plan would be determined and weighted based on the achievement of the business objectives existing prior to the March 2010 reorganization, and those objectives existing after the March 2010 reorganization. The most significant business objectives, or group of objectives, for each of our named executive officers are discussed below. We have undertaken to describe these business objectives without disclosing the specific identity of particular customers or providing specific details concerning the Company’s product or technology development initiatives.

For Mr. Barclay, the business objectives related to: achieving external investor goals; assuring achievement of 85% or more of the Company’s business unit or department performance objectives; achieving corporate financial goals in accordance with the Company’s fiscal 2010 operating plan; and achieving corporate development goals. Mr. Barclay’s employment with the Company ended in June 2010.

For Mr. Ankeny, the business objectives related to: achieving budgeting, forecasting and reporting goals; achieving organizational effectiveness goals; achieving goals related to corporate information systems; and achieving corporate development goals.

For Mr. Lopez, the business objectives related to: achieving business unit financial goals in accordance with the Company’s fiscal 2010 operating plan; and achieving goals relating to the research and/or development of new products or technologies. Mr. Lopez’s employment with the Company ended in March 2010.

For Mr. Olson, the business objectives related to: achieving business unit financial goals in accordance with the Company’s fiscal 2010 operating plan; achieving goals related to securing customer agreements (including, feasibility, development, or licensing agreements); achieving goals relating to the research and/or development of new products or technologies; achieving goals relating to the development of business unit business and marketing strategies; and achieving quality and facilities-related goals.

For Dr. Tipton, the business objectives related to: achieving business unit financial goals in accordance with the Company’s fiscal 2010 operating plan; achieving goals related to securing customer agreements (including, feasibility, development, or licensing agreements); achieving goals relating to the research and/or development of new products or technologies; achieving quality and facilities-related goals; achieving manufacturing and operations-related goals; achieving goals relating to securing intellectual property covering the Company’s products and/or technologies; and achieving corporate development goals.

For Mr. Rusch, the business objectives related to: achieving quality and facilities-related goals; and achieving manufacturing and operations-related goals. Mr. Rusch’s business objectives were determined in connection with his hiring, which occurred in March 2010.

For all of our named executive officers, including Mr. Barclay, our former CEO, cash incentive payout was weighted so that corporate objectives would account for 75% of potential payout and business objectives would account for 25% of his potential payout. No payout would be made on business objectives for any of our named executives (including our CEO) unless at least the threshold level of corporate objectives was realized. The level of corporate objectives achieved dictates the maximum potential payout for business objectives. The Committee believes that this weighting between corporate and business objectives promotes a cohesive, performance-focused culture among our executive team, while appropriately rewarding achievement of business objectives. In fiscal 2010, because corporate objectives were not met, executive officers were not eligible to receive any cash incentive payments based on achievement of business goals.

Under the annual cash incentive plan, each element of corporate performance is calculated separately and weighted equally. Accordingly, both non-GAAP EPS and non-GAAP revenue would each account for 37.5% of each executive’s incentive opportunity, with business objectives accounting for the remaining 25% (but capped by the level of achievement of corporate performance objectives). Under the terms of the annual cash incentive plan, no payment would be made at the minimum levels of performance for the corporate objectives ($80.2 million non-GAAP revenue and $.65 non-GAAP EPS, respectively). Any result above each of the minimum levels of either non-GAAP EPS or non-GAAP revenue would result in an award of cash incentive compensation that was proportional to the achievement between the minimum levels and target levels. For any achievement of corporate performance above target levels, but below maximum levels, the target incentive would be earned, plus an amount proportional to the amount of achievement above target, but below the maximum result. Accordingly, payouts, if any, under the annual incentive plan (for our named executive officers, excluding Mr. Barclay), could range between a threshold amount of 0%, a target amount of 30%, and a maximum amount of 60%, of each such officer’s base salary. For Mr. Barclay, payouts under the annual incentive plan could range between a threshold amount of 0%, a target amount of 50%, and a maximum amount of 100% of his base salary.

As a result of our corporate performance for fiscal 2010, no incentive payments were made under the Company’s annual incentive plan.

Equity Elements of Compensation

Equity elements of compensation represent all forms of compensation that are paid in our stock. Historically, we have used stock option grants, restricted stock awards and performance share awards as the forms of equity compensation available to our executive officers. We use equity compensation to align the interests of our executive officers with those of our shareholders, and to retain our executives over the vesting period of the awards.

The Committee selects the type of equity awards to be made available to our executive officers based on its assessment of the incentives provided by the characteristics of each award, and the potential impact to our financial results. The Committee also considers the forms and amounts of outstanding equity awards held by our named executive officers, the financial accounting and tax treatment on our company, and the tax treatment to our named executive officers, in determining the form and amount of equity compensation to award. Consistent with our compensation philosophy and objectives described above, the Committee sought to provide target total compensation, including cash and equity elements, available to our named executive officers at levels competitive with those provided by comparable companies.

For fiscal 2010, the Committee approved a grant of stock options, and a grant of performance shares under our officer performance share plan (“PSP”). The Committee determined that the granting of a combination of stock option awards and performance share awards would support the Company’s pay-for-performance philosophy described above, as well as provide long-term compensation for retention of the Company’s executive officers. Once the value of the equity compensation to be made available to each of our executive officers was determined (as a percentage of total compensation as discussed below), that amount was allocated among the stock options and performance shares awarded.

Because the Committee believed that it was important to provide incentive compensation for longer than one-year time periods, the PSP for fiscal 2010 included performance share awards that may vest based on three-year performance objectives. The performance objectives under the PSP were set as a combination of specified levels of non-GAAP revenue and non-GAAP earnings per share. Minimum payouts (at the threshold level of performance) are 20% of the target amount, and maximum payouts (at or above the maximum level of performance) are 200% of the target amount. For the PSP, the target levels for the performance objectives were set at or close to the long-term financial objectives included in our long-range financial plan. To protect competitively sensitive information with respect to future periods, we do not disclose those specific non-GAAP earnings per share and non-GAAP revenue targets, but the Committee considers these objectives to be difficult to achieve, but attainable. Following the end of the 2010-2012 performance period, the achievement percentage will be calculated by determining actual performance relative to the performance range for each of the performance objectives. These achievement percentages will then be weighted equally, and summed to arrive at an overall achievement percentage. The actual payouts to each of the named executives will be determined by multiplying each executive’s grant target number of shares by the plan’s overall achievement percentage.

The Committee’s philosophy is to provide target total annual compensation available to executive officers at competitive levels if target levels of performance are achieved. Considering cash and equity elements, the target total compensation available to each of our named executive officers in fiscal 2010 was between 88.7% and 134.5% of the amounts representing the 50th percentile of total compensation for executives at comparable companies.

At its first regularly scheduled meeting after our results for fiscal 2010 were released, the Committee determined the level of achievement under the three-year PSP awards granted for the fiscal 2008-2010 performance period. Because performance for the fiscal 2008-2010 period was below the minimum levels of performance for the three-year period, no shares vested under those awards.

Other Equity Compensation — In addition to the equity awards discussed above, the Committee may grant other equity awards as incentive compensation to our employees, including our named executive officers, at any time during a fiscal year. In June 2010, the Committee determined that it was appropriate to provide retention incentives to certain executive officers, including certain of our named executive officers, as a result of the uncertainty following the departure of our former CEO. Accordingly, in June 2010, Messrs. Ankeny and Olson each received a restricted stock award with a grant date fair value of $100,000. Pursuant to the terms of these restricted stock awards, the awards have a two-year cliff vesting, and unlike traditional grants of restricted stock described above, automatically vest if the executive is terminated by the Company for reasons other than for cause, or if the executive resigns for good reason.

Compensation Events Subsequent to the End of the Fiscal Year

On December 14, 2010, the Company announced it had hired Mr. Gary R. Maharaj to be the Company’s President and Chief Executive Officer, effective as of December 27, 2010. For a discussion of Mr. Maharaj’s compensation arrangements, see the heading “Employment Arrangements with Gary R. Maharaj” below. In connection with the commencement of Mr. Maharaj’s employment, the $10,000 per month salary increase which Mr. Ankeny received during his tenure as interim Chief Executive Officer terminated.

In addition, in connection with the Company’s announcement on December 14, 2010, that it is exploring strategic alternatives for its SurModics Pharmaceuticals business, including a potential sale of that business, the Committee approved a retention program to promote the retention of employees of that business, including Mr. Rusch and Dr. Tipton. Under the retention program, Dr. Tipton will be eligible to receive a retention payment in the amount of $150,000, and Mr. Rusch will be eligible to receive a retention payment in the amount of $100,000. Payment of the retention payment will be contingent upon the employee being employed with the Company’s pharmaceuticals business at the time of payment, unless he or she is involuntarily terminated without cause, or terminates his or her employment for good reason. The retention payments will be made as follows: (1) 50% of the payment will be made upon the closing of a transaction, and (2) 50% of the payment will be made 90 days after the closing of a transaction. Notwithstanding the foregoing, if a transaction does not occur before December 31, 2011, 100% of the retention payment will be paid on such date.

Adjustments for Significant Events

The Company’s performance-based compensation plans require that when special events (such as, significant one-time revenue events, charges for expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Committee when determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. Consistent with these principles, in fiscal 2010, the Committee made adjustments consistent with those previously disclosed by the company as our non-GAAP results.

Claw-back Policy

The Company has not adopted a formal “claw-back” policy that would require the adjustment or recovery of incentive compensation paid to executive officers if the performance measures upon which such compensation was based are restated or otherwise adjusted. However, the Board has determined that it will adopt a formal clawback policy upon the issuance of, and consistent with, the final rules to be issued by the SEC.

Change of Control Agreements

We entered into a change of control agreement with Philip D. Ankeny, Senior Vice President and Chief Financial Officer, in April 2006 (which was amended in April 2009). In addition, as discussed under the heading “Employment Arrangements with Gary R. Maharaj” below, Mr. Maharaj’s Severance Agreement provides for benefits in the event of certain terminations following a change of control. The Committee of the Board of Directors feels that change of control agreements are appropriate to induce particular executives to remain with our Company in the event of a proposed or anticipated change of control, or through a change of control, to facilitate an orderly transition to new ownership. In addition, the Committee feels that change of control agreements assist us in retaining executive officers by providing the executives with appropriate economic security against changes in our ownership. Because our executive officers would suffer economic hardship following a change of control only if their employment with us is terminated by us, or by the executive officer for good reason, following a change of control, we have selected such termination as the trigger for change of control payments.

Other Compensation

We provide our executive officers with the same benefits as our other full-time employees, including medical and insurance benefits and a 401(k) retirement plan, for which the company match was reinstated effective April 1, 2010.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2010 with management. Based on the foregoing reviews and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2011 Annual Meeting of Shareholders to be held on February 7, 2011.

Members of the Organization and
Compensation Committee:

John W. Benson, Chairman
Mary K. Brainerd
Kenneth H. Keller, Ph.D.
John A. Meslow
Scott R. Ward

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to our named executive officers during the last three fiscal years. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our named executive officers.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)(2)	($)(1)	($)(3)	($)(4)	($)

Philip D. Ankeny,	2010	$285,000	$100,000	$111,343	$0	$4,881	$501,224
Interim Chief Executive	2009	$238,875	$56,250	$0	$0	$3,617	$297,742
Officer, Senior Vice	2008	$227,214	$450,000	$225,000	$52,664	$6,832	$961,710
President, and
Chief Financial Officer (5)

Charles W. Olson,	2010	$217,500	$100,000	$111,343	$0	$2,558	$431,401
Vice President and General	2009	$204,750	$56,250	$0	$0	$1,579	$262,579
Manager, Cardiovascular	2008	$204,805	$450,000	$225,000	$49,153	$3,900	$932,858
Business Unit
Eugene C. Rusch,	2010	$130,001	$110,550	$211,750	$0	$26,555	$478,856
Vice President of Manufacturing
Arthur J. Tipton, Ph.D,	2010	$280,000	$0	$111,343	$0	$4,150	$395,493
Senior Vice President and	2009	$273,000	$56,250	$0	$0	$47,684	$376,934
General Manager, Pharmaceuticals	2008	$275,000	$595,906	$159,502	$65,302	$10,771	$1,106,481
Bruce J Barclay,	2010	$274,430	$0	$346,399	$0	$2,321	$623,150
Former President and	2009	$374,585	$175,000	$0	$0	$6,900	$552,546
Chief Executive Officer (5)	2008	$379,080	$1,400,000	$700,000	$172,955	$6,008	$2,658,935
Paul A. Lopez,	2010	$141,166	$0	$111,343	$0	$280,000	$532,509
Former Vice President, President,	2009	$273,000	$56,250	$0	$0	$2,104	$331,354
Ophthalmology Business Unit (6)	2008	$263,330	$112,500	$0	$58,459	$6,092	$440,381

(1)	Reflects the aggregate grant date fair value of options, restricted stock and performance shares in accordance with Accounting Standards Codification Topic 718 (ASC 718), but disregarding estimates of forfeitures related to service-based vesting conditions. The value of performance shares assumes a 100% achievement level. The amounts reported do not match the amounts reported in last year’s proxy statement due to new reporting requirements adopted by the SEC, which require the Company to restate the amounts for these years applying the new grant date fair value methodology. Because the grant dates cover the date on which the compensation was granted and not the performance period over which the compensation would be earned, the compensation is recorded in the fiscal year in which the award was approved rather than in the year to which the performance relates. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the outcome of the performance criteria (in the case of performance shares) and the price of our common stock at the end of the performance or restricted period or the expiration of stock options. For a description of the performance criteria applicable to the performance shares, see “Compensation Discussion and Analysis — Elements of Executive Compensation; Equity Elements of Compensation — Performance Share Awards.”

(2)	Represents the aggregate grant date fair value of restricted stock and performance shares awarded to each named executive officer in fiscal 2010 under ASC 718 for restricted stock grants and performance share awards. With respect to performance share awards, amounts represent achievement at the “Target” Level. The table below shows the aggregate grant date fair value of performance share awards based on both “Target” levels of achievement and Maximum levels of achievement.

		ASC 718	ASC 718
		Value of	Value of
		Performance	Performance
	Fiscal	Shares at	Shares at
Name	Year	Target	Maximum

Philip D. Ankeny	2010	$0	$0
	2009	$56,250	$112,500
	2008	$450,000	$900,000
Charles W. Olson	2010	$0	$0
	2009	$56,250	$112,500
	2008	$450,000	$900,000
Eugene C. Rusch	2010	$0	$0
Arthur J. Tipton, Ph.D.	2010	$0	$0
	2009	$56,250	$112,500
	2008	$431,500	$863,000
Bruce J Barclay	2010	$0	$0
	2009	$175,000	$350,000
	2008	$1,400,000	$2,800,000
Paul A. Lopez	2010	$0	$0
	2009	$56,250	$112,500
	2008	$112,500	$225,000

(3)	Represents amounts earned under the annual incentive plan in each applicable period, which is discussed in detail in Compensation Discussion and Analysis above.

(4)	Represents matching contributions to our 401(k) Plan, for which the employer match was discontinued effective April 1, 2009 and resumed effective April 1, 2010. Dr. Tipton’s fiscal 2009 compensation includes $43,481 paid in lieu of vacation under the vacation policy existing at SurModics Pharmaceuticals, Inc. (formerly Brookwood Pharmaceuticals, Inc.) at the time of the Company’s acquisition of it in July 2007. That policy was integrated into the Company’s vacation policy on January 1, 2009. Mr. Lopez’s 2010 compensation includes $280,000 paid pursuant to the terms of his offer letter. Mr. Rusch’s 2010 compensation includes $19,439 in expenses related to Mr. Rusch’s temporary living and relocation and a $5,000 payment pursuant to the terms of his offer letter.

(5)	On June 1, 2010, Mr. Barclay resigned his position as the Company’s President and Chief Executive Officer, and Mr. Ankeny was appointed as the Company’s Chief Executive Officer on an interim basis. In recognition of the additional responsibilities assumed by him in connection with his role as the Company’s interim Chief Executive Officer, Mr. Ankeny’s base salary was increased by $10,000 per month for the period during which he served as interim CEO.

(6)	Mr. Lopez’s employment with the Company ended March 15, 2010.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during fiscal 2010. You should refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the officer performance share program to understand how plan-based awards are determined.

						All Other	All Other		Grant
						Stock	Option		Date
						Awards:	Awards:	Exercise or	Fair
						Number of	Number of	Base	Value of
		Committee	Estimated Possible Payouts Under			Shares of	Securities	Price of	Stock and
		Approval	Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
	Date	(if different)	($)	($)	($)	(#)(2)	(#)(3)	($/sh)	($)(4)

Philip D. Ankeny	—	—	$0	$73,500	$147,000	—	—	—	—
	02/8/10	09/21/09	—	—	—	—	18,283	$24.30	$168,750
	06/28/10		—	—	—	5,980			$100,000
Charles W. Olson	—		$0	$63,000	$126,000	—	—	—	—
	02/8/10	09/21/09	—	—	—	—	18,283	$24.30	$168,750
	06/28/10					5,980			$100,000
Eugene C. Rusch	—		$0	$69,000	$138,000	—	—	—	—
	03/15/10		—	—	—	—	25,000	$22.11	$211,750
	03/15/10					5,000			$110,550
Arthur J. Tipton, Ph.D.	—		$0	$84,000	$168,000	—	—	—	—
	02/8/10	09/21/09	—	—	—	—	18,283	$24.30	$168,750
Bruce J Barclay	—		$0	$197,150	$394,300	—	—	—	—
	02/8/10	09/21/09	—	—	—	—	56,880	$24.30	$525,000
Paul A. Lopez	—		$0	$84,000	$168,000	—	—	—	—
	02/8/10	09/21/09	—	—	—	—	18,283	$24.30	$168,750

(1)	Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance. Under the terms of our annual cash incentive plan, results at the threshold level of performance would receive no award, however any result above that minimum would result in a proportional level of award. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Elements of Compensation.”

(2)	Represents (i) restricted stock awards granted on June 28, 2010 to Messrs. Ankeny and Olson, for which each award has a two-year cliff vesting, except that in the event that the recipient is terminated other than for Cause (as defined in the award), or the recipient terminates his employment for Good Reason (as defined in the award), the entire award will immediately vest, and (ii) a restricted stock award granted to Mr. Rusch in March 2010 in connection with the commencement of his employment with the Company.

(3)	Represents the number of stock options granted to each named executive officer (except Mr. Rusch) as a component of such officer’s equity-based compensation on September 21, 2009 pursuant to the 2009 Equity Incentive Plan. These awards were granted subject to shareholder approval of the 2009 Equity Incentive Plan, which was obtained at the Company’s 2010 Annual Meeting of Shareholders. Although these awards were priced on the date of grant and disclosed in our proxy for the 2010 Annual Meeting of Shareholders, for accounting purposes the grant date is deemed to be February 8, 2010, the date that the plan was approved by shareholders, and consequently we are disclosing the grants again as an award made in fiscal 2010. Mr. Rusch’s award was granted at the commencement of his employment in March 2010.

(4)	The grant date fair value calculations for performance share and option awards were made in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding on September 30, 2010. The market or payout value of unearned shares, units or other rights that have not vested equals $11.92 per share, which was the closing price of the Company’s common stock as listed on The NASDAQ Global Select Market on September 30, 2010.

						Stock Awards
									Equity Incentive Plan
									Awards: Unearned
									Shares, Units or Other
	Option Awards(1)						Shares or Units of		Rights That Have Not
		Number of Securities					Stock That Have		Vested
	Option	Underlying Unexercised		Option	Option	Award	Not Vested				Market or
	Grant	Options (#)(1)		Exercise	Expiration	Grant	Number	Market	Number		Payout Value
Name	Date	Exercisable	Unexercisable	Price ($)	Date	Date	(#)	Value ($)	(#)		($)

Philip D. Ankeny	01/26/04	15,000	0	$21.36	01/26/11	05/19/08			510	(3)	$6,079
	01/31/05	60,000	0	$29.37	01/31/12	09/15/08			599	(4)	$7,140
	05/19/08	4,144	4,146	$44.09	05/19/15	09/21/09			463	(4)	$5,519
	09/15/08	5,072	5,072	$37.51	09/15/15	6/28/10	5,980	$71,282
	02/08/10	4,570	13,713	$24.30	09/21/16
Charles W. Olson	01/31/05	60,000	0	$29.37	01/31/12	05/19/08			510	(3)	$6,079
	05/17/04	5,000	0	$21.82	05/17/11	09/15/08			599	(4)	$7,140
	05/19/08	4,144	4,146	$44.09	05/19/15	09/21/09			463	(4)	$5,519
	09/15/08	5,072	5,072	$37.51	09/15/15	6/28/10	5,980	$71,282
	02/08/10	4,570	13,713	$24.30	09/21/16
Eugene C. Rusch	03/15/10	0	25,000	$22.11	03/15/17	03/15/10	5,000	$59,600
Arthur J. Tipton, Ph.D.	05/19/08	5,876	5,878	$44.09	05/19/15	05/19/08			724	(3)	$8,630
	02/08/10	4,570	13,713	$24.30	09/21/16	09/15/08			599	(4)	$7,140
						09/21/09			463	(4)	$5,519
Bruce J Barclay(2)
Paul A. Lopez(2)

(1)	Options granted prior to May 1, 2008 generally become exercisable with respect to 20% of the shares on each of the first five anniversaries following the grant date such that the entire option is fully vested five years after the grant date, and options granted subsequent to May 1, 2008 generally become exercisable with respect to 25% of the shares on each of the first four anniversaries following the grant date such that the entire option is fully vested four years after the grant date.

(2)	In accordance with the terms of their equity awards, unexercised awards made to Mr. Barclay and Mr. Lopez were forfeited following the termination of their respective employment with the Company, and therefore were not outstanding as of September 30, 2010.

(3)	On May 19, 2008, each of our named executive officers was issued a three-year performance share award enabling each such officer to receive the specified number of shares of our common stock to the extent predefined performance objectives were achieved during fiscal 2008-2010 period. Because minimum performance targets for this period were not met, none of the performance shares awarded to our named executive officers under that program vested, and the awards lapsed. Nevertheless, since the performance awards were outstanding at 2010 fiscal year end, pursuant to SEC rule, the value of these performance shares is disclosed at the “threshold” level.

(4)	Because cumulative performance for the three-year performance period applicable to these performance shares is below threshold, number of shares and payout value are reported at threshold.

2010 OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the named executive officers during fiscal 2010 and restricted stock awards that vested during fiscal 2010. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Philip D. Ankeny	—	—	10,000	233,800
Charles W. Olson	—	—	5,000	116,900
Eugene C. Rusch	—	—	—	—
Arthur J. Tipton, Ph.D.	—	—	13,433	176,241
Bruce J Barclay	—	—	25,000	584,500
Paul A. Lopez	—	—	7,200	160,920

Employment Arrangements with Gary R. Maharaj

On December 14, 2010, we announced the hiring of Mr. Gary R. Maharaj as our President and Chief Executive Officer, effective as of December 27, 2010. In connection with his hiring, Mr. Maharaj entered into an Offer Letter and a Severance Agreement. Pursuant to the Offer Letter, Mr. Maharaj’s annual salary will be $425,000, and he will be eligible for an annual target incentive award equal to 50% of his base salary (pro-rated for fiscal 2011). Mr. Maharaj’s incentive award, if any, will be based on achievement of the Company’s fiscal 2011 corporate and business objectives as approved by the Committee. The Company also agreed to pay up to $10,000 in legal fees incurred by Mr. Maharaj in connection with negotiating his employment offer, and to provide him with certain payments in the event the Company rescinds his offer of employment prior to his start date.

Additionally, pursuant to the Offer Letter, Mr. Maharaj was granted the following three stock awards on December 27, 2010: (1) a restricted stock award having a value equal to $250,000, half of which vested on December 27, 2010, and half of which will vest on December 27, 2011; (2) a 7 year non-qualified option to purchase shares of the Company’s common stock having a value of $325,000, which will vest in four equal annual increments of twenty-five percent beginning on December 27, 2011; (3) a performance share award under the Company’s fiscal 2011 officer performance share plan, the target number of shares provided in such award having a value equal to $325,000. Vesting of the performance shares will be determined based on the achievement of corporate performance objectives, as approved by the Committee, over a three-year period consisting of the Company’s fiscal years 2011 through 2013. Each of the foregoing stock awards will be non-cancelable (except upon payment), and will otherwise be granted in accordance with the SurModics 2009 Equity Incentive Plan and the terms of the Severance Agreement.

Consistent with the Company’s compensation philosophy and the design of the Company’s executive compensation programs, a significant portion of Mr. Maharaj’s compensation is tied to the Company’s performance and is, therefore, “at risk.”

Pursuant to the Severance Agreement, Mr. Maharaj will be eligible for certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated without cause, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health or dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments so long as he is able to demonstrate that he is diligently seeking alternate employment. Additionally, any remaining forfeiture provisions on the initial restricted stock award provided to him in connection with his hiring will immediately lapse.

Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change in control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of Mr. Maharaj’s outstanding options or stock appreciation rights will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable. If the severance benefits payable to Mr. Maharaj would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, and such benefits arise out of a change of control that occurs on or before the first anniversary of the Agreement, then Mr. Maharaj will receive a tax gross-up payment sufficient to pay the initial excise tax applicable to such excess parachute payment. The Board determined that it was appropriate to provide Mr. Maharaj with this benefit given the circumstances facing the Company at the time of his appointment, including the potential election contest and the Company’s announcement on December 14, 2010, that it is exploring strategic alternatives for its SurModics Pharmaceuticals business, including a potential sale of that business.

Potential Payouts Upon Termination or Change of Control

The Company entered into a Change of Control Agreement with Philip D. Ankeny, Senior Vice President, Interim Chief Executive Officer and Chief Financial Officer, in April 2006 (which was amended in April 2009). The agreement was approved by the Organization and Compensation Committee of the Board of Directors. In addition, as described above, the Company entered into certain arrangements with Gary R. Maharaj on December 14, 2010. Because this agreement was entered into after September 30, 2010, potential benefits to Mr. Maharaj are not included in the table below.

Following its amendment in 2009, the agreement with Mr. Ankeny will be in effect until April 2012 unless a “change of control” (as such term is defined in the agreements) occurs within such period, in which case the agreement will terminate twelve months following the occurrence of such a change of control. Mr. Ankeny’s agreement provides that the Company may terminate the employment of the executive, for any reason or no reason, at any time prior to the earlier of a change of control or the expiration of the agreement without obligation for severance benefits.

If within twelve months following the occurrence of a change of control, Mr. Ankeny’s employment with the Company is terminated either by the Company without cause or by Mr. Ankeny for good reason, then Mr. Ankeny is entitled to receive a severance payment equal to two times the average cash compensation paid to him during the three most recent taxable years and to continue coverage under life, health and dental benefit plans for up to eighteen months. In addition, any unvested portions of Mr. Ankeny’s outstanding options or stock appreciation rights will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and a portion of the shares subject to his outstanding performance awards (excluding those awards not subject to the achievement of corporate or business objectives) will immediately vest and become payable. If any change of control benefit payable to the executive would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the executive will receive a tax gross-up payment sufficient to pay the initial excise tax applicable to such excess parachute payment.

In addition, in June 2010, the Company issued restricted stock awards to certain executive officers, including Messrs. Ankeny and Olson. Each award has a two-year cliff vesting, except that in the event that the recipient is terminated other than for Cause (as defined in the award), or the recipient terminates his employment for Good Reason (as defined in the award), the entire award will immediately vest.

Compensation paid to Mr. Lopez in fiscal 2010 pursuant to the terms of his offer letter is disclosed above in the Summary Compensation Table. Other than with respect to that compensation, the arrangements with Mr. Maharaj described above, and as contained in the table below, no executive officer has any contractual right to severance or other termination benefits. The table below reflects estimated benefits for Mr. Ankeny under the existing Change of Control Agreement, and for Messrs. Ankeny and Olson under the terms of their restricted stock agreements described above, in each case assuming that the change of control occurred on September 30, 2010.

		Accelerated Vesting
	Severance	Performance	Stock	Stock	Other	Estimated Tax
Name	Amounts(1)	Shares(2)	Options(3)	Awards(4)	Benefits(5)	Gross-Up(6)	Total

Philip D. Ankeny	$551,491	$63,343	$0	$71,282	$21,071	$0	$707,186
Charles W. Olson	n/a	n/a	n/a	$71,282	n/a	n/a	$71,282

(1)	This amount is equal to two times the average cash compensation paid to Mr. Ankeny during the three most recent taxable years. The average cash compensation means the executive’s annual base salary and cash incentive payments.

(2)	Represents the value of outstanding and unearned performance share awards, excluding those awards not subject to the achievement of corporate or business objectives.

(3)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2010 at the closing price on that date of $11.92.

(4)	Represents the value of unvested restricted stock awards as of September 30, 2010 at the closing price on that date of $11.92. With respect to Messrs. Ankeny and Olson, this amount reflects the vesting of the restricted stock awards granted in June, 2010 which pursuant to their terms vest in the event of a termination by the Company other than for Cause, or in the event of a termination by the executive for Good Reason, in each case as defined in the restricted stock agreement.

(5)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans for up to eighteen months.

(6)	This amount represents the estimated 280(G) tax gross-up payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock (“Insiders”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, for the fiscal year ended September 30, 2010, all Section 16(a) filing requirements applicable to Insiders were complied with, except that a Form 4 filed by Bryan Phillips reporting the withholding of 654 shares to satisfy tax liability incident to a vesting of restricted stock was not filed on a timely basis.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of five of the Company’s outside directors listed below. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The NASDAQ Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The NASDAQ Stock Market. Additionally, the Board of Directors has determined that Mr. Gerald B. Fischer and Ms. Susan E. Knight qualify as “audit committee financial experts” under federal securities laws.

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Gerald B. Fischer, Chairman
José H. Bedoya
Mary K. Brainerd
Susan E. Knight
John A. Meslow

Audit Fees.  The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal years ended September 30, 2010 and September 30, 2009 were $350,000, and $358,227, respectively. The fees for the fiscal year ended September 30, 2010 included amounts related to consents issued in connection with the filing of the Company’s registration statements in connection with its equity plans.

Audit-Related Fees.  The aggregate fees billed by Deloitte & Touche LLP for audit-related services rendered to the Company during fiscal 2010 and 2009 were $132,212 and $40,052, respectively. The audit-related fees in fiscal 2010 were related to analysis of the Company’s license and development agreement with F. Hoffmann-La Roche, Ltd. (“Roche”) and Genentech, Inc., a wholly owned member of the Roche Group as well as consultations with the SEC regarding the accounting treatment. The fees in fiscal 2009 were related to consultation on the Company’s SEC comment letter and the PR Pharmaceuticals acquisition.

Tax Fees.  The aggregate fees billed by Deloitte & Touche LLP for tax-related services (tax compliance, tax planning, and tax advice) in fiscal 2010 and 2009 were $0 and $25,000, respectively. The fees in fiscal 2009 related to analysis of the termination of the Company’s collaborative research and license agreement with Merck & Co., Inc.

All Other Fees.  Deloitte & Touche Products Company LLC, an affiliate of Deloitte & Touche LLP billed during fiscal 2010 and 2009 that were $2,200 and $2,000, respectively for training materials.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #3)

The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2011, subject to ratification of this appointment by the shareholders of the Company. Deloitte &

Touche LLP has acted as the Company’s independent registered public accounting firm since fiscal 2002, and it is expected that at an Audit Committee meeting to be held prior to the Annual Meeting, such firm will be formally selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the current fiscal year ending September 30, 2011. In the event that shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reevaluate their selection as the Company’s independent registered public accounting firm for fiscal 2011.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2011.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal #4)

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse the compensation of our named executive officers as described in this proxy statement by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation and Other Information’ of this proxy statement.”

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Other Information” of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER ADVISORY VOTES ON
EXECUTIVE COMPENSATION
(Proposal #5)

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal #4, in our proxy statement. In connection with recently enacted legislation, companies are required to provide a separate shareholder advisory vote once every six years to determine whether the shareholders’ say-on-pay vote should occur every year, every two years or every three years. We believe that approval of executive compensation should occur every year because the Company believes that an annual advisory vote would allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year.

The Company is asking shareholders to vote on whether the say-on-pay vote should occur every year, every two years or every three years. As an advisory vote, this proposal is non-binding on the Company. If none of the options (i.e. year, two years or three years) receives a majority vote, the Board will consider the option receiving the most votes to have received the advisory approval of the shareholders.

The Board of Directors unanimously recommends that you vote to hold an advisory vote on executive compensation every YEAR.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2012 annual meeting of shareholders must be received by the Company by September      , 2011, to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2012 annual meeting. Any other shareholder proposal intended to be presented at the 2012 annual meeting, but not included in the Company’s Proxy Statement and Proxy must be received by the Company on or before November 9, 2011.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders, including its Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2010, accompanies this Notice of Meeting and Proxy Statement. No part of the Annual Report, including any portion of the Annual Report on Form 10-K, is incorporated herein and no part thereof is to be considered proxy soliciting material.

EXHIBITS TO FORM 10-K

The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Mr. Philip D. Ankeny, Senior Vice President and Chief Financial Officer, at the Company’s principal address.

OTHER BUSINESS

Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by signing, dating and returning the enclosed Proxy in the postage paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Buhrmaster
Chairman of the Board

Dated: January      , 2011
Eden Prairie, Minnesota

PRELIMINARY COPY SUBJECT TO COMPLETION VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and SURMODICS, INC. follow the instructions to obtain your records and to create an electronic voting 9924 WEST 74TH STREET instruction form. EDEN PRAIRIE, MN 55344-3523 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M28710-P04148 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SURMODICS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following: Vote on Directors 0 0 0 1. Election of Directors Nominees: 01) Robert C. Buhrmaster 02) Jeffrey C. Smith 03) Susan E. Knight Vote on Proposals For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. To set the number of directors at ten (10); 0 0 0 3. Ratify the appointment of Deloitte & Touche LLP as SurModics’ independent registered public accounting firm for fiscal year 2011; 0 0 0 4. Cast a non-binding advisory vote on executive compensation; and 0 0 0 The Board of Directors recommends you vote 1 year on the following proposal: 1 Year 2 Years 3 Years Abstain 5. Cast a non-binding advisory vote regarding the frequency of non-binding shareholder advisory votes on executive compensation; 0 0 0 0 PRELIMINARY COPY SUBJECT TO COMPLETION Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M28711-P04148 PRELIMINARY COPY SUBJECT TO COMPLETION SURMODICS, INC. Annual Meeting of Shareholders February 7, 2011 4:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Gary R. Maharaj and Philip D. Ankeny, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 4:00 PM, CST on February 7, 2011 at the offices of Faegre & Benson LLP located at 90 South Seventh Street in Minneapolis, Minnesota, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side